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January 20, 2000


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  ECOLAB MIRROR SAVINGS PLAN/REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

I am Vice President and Secretary of Ecolab Inc., a Delaware corporation (the "Company"). In that capacity, I have acted as counsel to the Company in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about January 20, 2000 under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purposes of registering $7,500,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay, or guarantee the payment of, deferred compensation in the future in accordance with the terms of the Ecolab Mirror Savings Plan (the "Plan"). In such capacity, I have examined the Restated Certificate of Incorporation and By-Laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the above-captioned Registration Statement and to its use as part of the Registration Statement.

Yours very truly,


/s/Kenneth A. Iverson
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Kenneth A. Iverson
Vice President and Secretary